EXHIBIT 99.1

MiNK Reports Second Quarter 2024 Results and Business Update

  Expanded Access to AgenT-797 in Severe ARDS Reinforces Clinical Efficacy; Data Highlighted at ATS 2024 Annual Meeting
  Phase 2 Study in 2L Gastric Cancer Advances; Early Clinical Data to be Presented at Upcoming Medical Conference
  Phase 1 Study in GvHD on Track for Activation in 2Q 2024

NEW YORK, Aug. 13, 2024 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today announced results for the second quarter 2024. MiNK executives will host a conference call and webcast at 8:30 a.m. ET to discuss the results and provide a corporate update.

"MiNK is making significant strides in advancing our iNKT programs as we pioneer this next generation of cell therapies for patients," said Dr. Jennifer Buell, CEO of MiNK Therapeutics. "Our lead program, agenT-797, is moving forward in a Phase 2 study for second-line gastric cancer, and we are fast-tracking IND-enabling activities for our FAP-expressing CAR-iNKT therapy, MiNK-215. Additionally, the expanded findings presented at the ATS annual meeting underscore the significant potential of agenT-797 in treating severe respiratory conditions in immune-compromised patients. We are committed to expanding the development of agenT-797 in a non-dilutive manner, particularly in the areas of ARDS and GvHD, where unmet needs are critical."

Business Updates:

  In May 2024, MiNK successfully closed a private placement financing (PIPE) agreement, raising $5.8 million at a 25% premium to a new investor. Increased efficiency and progress of externally funded trials enable cash runway into 2025.

Clinical Programs:

  Acute Respiratory Distress (ARDS): Expanded access to agenT-797 in ARDS has deepened observations of clinical benefit. MiNK’s recent presentation at the American Thoracic Society (ATS) 2024 annual meeting highlighted the activity of agenT-797 in treating ARDS. In a clinical case involving a renal transplant patient with severe COVID-19-induced respiratory distress, agenT-797 led to rapid cytokine reduction, successful extubation, and rapid discharge after just a single dose. These results underscore the potential of agenT-797 for severe respiratory conditions in immune-compromised patients. MiNK is committed to advancing agenT-797 in ARDS through a predominantly externally funded, large-scale platform trial.
  2L Gastric Cancer: A Phase 2 Investigator-Sponsored Study of agenT-797 is progressing rapidly at Memorial Sloan Kettering Cancer Center (NCT06251973). The study’s swift advancement and early signals of activity highlight the promising potential of agenT-797 in treating challenging cancers, with initial data at an upcoming conference.
  MiNK is preparing to initiate a Phase 1 study of agenT-797 in Graft-versus-Host Disease (GvHD), with activation planned for 2Q 2024. This study aims to explore the potential of agenT-797 in mitigating GvHD, a severe and life-threatening complication following allogeneic stem cell transplantation. The unique immunomodulatory properties of iNKT cells offer a novel therapeutic approach to controlling GvHD by reducing inflammation and promoting immune tolerance - furthering MiNK’s commitment to the application of agenT-797 beyond cancer.

Preclinical Programs Advancing:

  MiNK-215 is an investigational IL-15 armored fibroblast activation protein (FAP) targeting CAR-iNKT cell therapy, that has demonstrated robust preclinical activity in solid tumor cancers, including MSS colorectal cancer liver metastases, and non-small-cell-lung cancer. Plans are in place to fast-track the IND filing to early 2025.

Financial Results

MiNK ended the quarter with a cash balance of $9.3 million reflecting cash used in operations for the quarter of $2.3 million, reduced from $2.6 million for the first quarter 2024.

Net loss for the three and six months ended June 30, 2024, was $2.7 million, or $0.07 per share, and $6.5 million, or $0.18 per share, respectively. This compares to $6.2 million, or $0.18 per share, and $11.9 million, or $0.35 per share, for the same periods in 2023.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2024	December 31, 2023

Cash and cash equivalents	$9,314	$3,367
Total assets	10,324	4,552

Other Financial Information
(in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Cash used in operations	$2,291	$4,151	$4,833	$8,517
Non-cash operating expenses	491	683	1,141	1,650

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Operating expenses:
Research and development	$1,840	$4,558	$4,389	$8,752
General and administrative	1,062	1,785	2,343	3,445
Change in fair value of related party note	169	-	169	-

Operating loss	3,071	6,343	6,901	12,197

Other income, net	(369)	(146)	(386)	(314)

Net loss	$2,702	$6,197	$6,515	$11,883

Per common share data, basic and diluted:
Net loss	$(0.07)	$(0.18)	$(0.18)	$(0.35)
Weighted average number of common shares outstanding, basic and diluted	37,142	34,409	35,892	34,189

Conference Call

Dial-in numbers: 646-307-1963 (New York), 800-715-9871 (USA & Canada).
Conference ID: 4021545

Webcast

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.minktherapeutics.com/events-and-presentations and via https://edge.media-server.com/mmc/p/gwzqgg8t/.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, visit https://minktherapeutics.com/ or @MiNK_iNKT. Information that may be important to investors will be routinely posted on our website and social media channels.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic and curative potential of agenT-797 and iNKT cells the mechanism of action, potency and safety, interim or top-line data, including statements regarding clinical data of agenT-797, the anticipated benefits of agenT-797 and clinical development plans and timelines. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are subject to risks and uncertainties, including the factors described under the Risk Factors section of the most recent Form 10-K filed with the SEC. MiNK cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and MiNK undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Investor Contact

917-362-1370

investor@minktherapeutics.com

Media Contact

781-674-4428

communications@minktherapeutics.com